UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 3, 2010

First Security Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

000-549747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Due to the resignation of Director William Kilbride from the Board of Directors of First Security Group, Inc. (the “Company”) as noted below, the Company temporarily has only two members on its Audit/Corporate Governance Commitee. Accordingly, on February 4, 2010, the Company notified Nasdaq that it was deficient in meeting the requirements of Nasdaq Marketplace Rule 5605 (the “Rule”), which requires that audit committees of listed companies consist of at least three members.  In accordance with the Rule, the Company will be deemed noncompliant with Nasdaq listing standards if the Company is unable to cure the deficiency within 180 days.

On February 5, 2010, the Company’s Board of Directors appointed Director J.C. Harold Anders to serve on the Company’s Audit/Corporate Governance Committee. The Company, following consultation with Nasdaq, believes that it has cured the non-compliance event, and that no further action will be taken by Nasdaq.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 3, 2010, the Company received a letter of resignation from Director William B. Kilbride.  Mr. Kilbride indicated that the economic environment surrounding the business of his full-time responsibilities at Mohawk Industries dictated that he dedicate his full attention to that work.  Mr. Kilbride noted that he had no disagreements with First Security’s operations, policies or practices.  A copy of Mr. Kilbride’s resignation letter is attached as Exhibit 99.1.

The Board thanks Mr. Kilbride for his service to the Company.

No successor to Mr. Kilbride has been elected at this time, although the Company currently anticipates filling the vacancy on the Board of Directors caused by Mr. Kilbride’s resignation in the future.  The Company’s Nominating Committee will be conducting a search for a nominee to fill this vacancy.

Item 9.01.	Financial Statements and Exhibits.

Exhibits.   The following exhibits are being furnished with this Report:

Exhibit No.	Exhibit Description

99.1	Resignation Letter of William B. Kilbride, dated February 3, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.

Dated: February 5, 2010
	By:	/s/ William L. Lusk, Jr.
	Name:	William L. Lusk, Jr.
	Title:	Chief Financial Officer